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                                                                   EXHIBIT 11.1


DYNAMEX INC. AND SUBSIDIARIES
CALCULATION OF NET INCOME (LOSS) PER COMMON SHARE
(In Thousands except Per Share Amounts)
(Unaudited)



                                                     Three Months Ended     Three Months Ended
                                                         October 31,           October 31,
                                                    --------------------   -------------------
                                                                                Pro Forma
                                                      1995        1996       1995       1996
                                                    --------    --------   --------   --------
     Net Income (Loss)                              $    (63)   $    283   $    109   $    692
                                                    ========    ========   ========   ========

     Weighted Average Common Shares Outstanding        2,543       5,235      5,706      5,857

     Common Shares Equivalents Related to Options
         and Warrants                                  1,189         718      1,189        727
                                                    --------    --------   --------   --------

     Common Shares and Common Share Equivalents        3,732       5,953      6,895      6,584
                                                    --------    --------   --------   --------

     Common Stock Price used under Treasury Stock
        Method                                      $   8.00    $  10.13   $   8.00   $  10.13
                                                    ========    ========   ========   ========

     Net Income (Loss) per Common Share             $  (0.02)   $   0.05   $   0.02   $   0.11
                                                    ========    ========   ========   ========